EXHIBIT 99

                                 THERMAIRE, INC.
                                DBA THERMAL CORP
                               FINANCIAL STATEMENT
                        AND INDEPENDENT AUDITOR'S REPORT
                          YEAR ENDED DECEMBER 31, 1996

                                       39
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                                     INDEX

                                                                          PAGE
INDEPENDENT AUDITOR'S REPORT...............................................41

BALANCE SHEET - December 31, 1996..........................................42

STATEMENT OF INCOME & RETAINED EARNINGS (DEFICIT) -
       Year Ended December 31, 1996........................................43

STATEMENT OF CASH FLOWS - Year Ended December 31, 1996.....................44

NOTES TO FINANCIAL STATEMENTS..............................................45

                                       40
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                         Independent Auditor's Report

Board of Directors and Stockholders
Thermaire, Inc.

We have audited the accompanying balance sheet of Thermaire, Inc., dba Thermal Corp, as of December 31, 1996 and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Thermaire, Inc. as of December 31, 1996, and the results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

Lindsey, Keys & Shannon, P.C.
Spring, Texas
March 1, 1997

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                                THERMAIRE, INC.
                               DBA THERMAL CORP
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                  ASSETS
CURRENT ASSETS:
   Cash ..........................................................    $   3,301
   Accounts Receivable ...........................................      271,906
   Inventory .....................................................      239,367
   Prepaid Expenses ..............................................        4,680
                                                                      ---------
                                                                        519,254
                                                                      ---------
   PROPERTY AND EQUIPMENT, At Cost ...............................      297,480
   Less Accumulated Depreciation .................................     (161,741)
                                                                      ---------
                                                                        135,739
                                                                      ---------
   OTHER ASSETS, Net of Amortization .............................          425
                                                                      ---------
         TOTAL ASSETS ............................................    $ 655,418
                                                                      =========

                        LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes Payable Short Term:
      Affiliate ..................................................    $ 109,086
      Insurance Financing ........................................        3,014
   Accounts Payable - Trade ......................................      168,659
   Accounts Payable - Shareholders ...............................       96,131
   Other Accrued Expenses ........................................        1,850
                                                                      ---------
                                                                        378,740
                                                                      ---------
   SHAREHOLDERS' EQUITY:
   Common Stock,
      Voting, no par value, 1,000,000
         shares authorized, 10,000 shares
         issued and outstanding ..................................       25,000
      Non-voting, $1.00 par value, 500,000
         shares authorized, 451,292 shares
         issued and outstanding ..................................      451,292
      Retained Earnings (Deficit) ................................     (199,614)
                                                                      ---------
                                                                        276,678
                                                                      ---------
         TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ................    $ 655,418
                                                                      =========

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

                                       42
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                                THERMAIRE, INC.
                               DBA THERMAL CORP
           COMBINED STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 1996

NET SALES                                     $      2,404,375
COST OF GOODS SOLD                                   2,150,642
                                              ----------------
   GROSS MARGIN                                        253,733
                                              ----------------
   OTHER OPERATING EXPENSES:
   Sales & Marketing                                    32,416
   General & Administrative                            309,118
                                              ----------------
                                                       341,534
                                              ----------------
   LOSS FROM OPERATIONS                               (87,801)

   OTHER INCOME (EXPENSE):
   Net Gain on Sale of Property & Equipment             11,865
   Interest Expenses                                  (10,959)
                                              ----------------
   NET INCOME (LOSS)                                  (86,895)
   RETAINED EARNINGS (DEFICIT)
   Beginning of Year                                 (112,718)
                                              ----------------
   End of Year                                   $   (199,614)
                                              ================

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

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                                THERMAIRE, INC.
                               DBA THERMAL CORP
                            STATEMENT OF CASH FLOW
                     FOR THE YEAR ENDED DECEMBER 31, 1996

NET CASH FLOW FROM (USED BY) OPERATING ACTIVITIES:
   Net Income (loss) ........................................  $ (86,896)
   Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
      Depreciation and Amortization .........................     41,869
      (Increase) Decrease in Current Assets:
         Accounts Receivable ................................   (104,746)
         Inventory ..........................................    (89,298)
         Prepaid Expenses ...................................       (620)
      Increase (Decrease) in Current Liabilities:
         Accounts Payable - Trade ...........................     98,270
         Amounts Payable - Shareholders .....................     41,005
         Other Accrued Expenses .............................       (661)
                                                               ---------
   Net Cash Flow Provided by (Used by) Operating Activities .   (101,077)
                                                               ---------
   CASH FLOW FROM (USED BY) INVESTING ACTIVITIES:
   Acquisition of Property and Equipment ....................    (14,783)
   Disposition of Property and Equipment - Net ..............     13,059
                                                               ---------
   Net Cash Flow from (Used by) Investing Activities ........     (1,724)
                                                               ---------
   CASH FLOW FROM FINANCING ACTIVITIES:
   Increase in Notes Payable:
      Loans and Advances from Affiliate, Net ................    109,086
      Insurance Financing, Net ..............................      3,014
                                                               ---------
   Net Cash Provided by Financing Activities ................    112,100
                                                               ---------
   NET INCREASE IN CASH .....................................      9,299
   CASH (OVERDRAFT) AT BEGINNING OF YEAR ....................     (5,998)
                                                               ---------
   CASH AT END OF YEAR ......................................  $   3,301
                                                               =========
   SUPPLEMENTAL DISCLOSURES:
   Interest Paid ............................................  $  10,959
   Income Taxes Paid ........................................  $   - 0 -

             SEE ACCOMPANYING NOTES TO THESE FINANCIAL STATEMENTS.

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                               THERMAIRE, INC.
                               DBA THERMAL CORP
                        NOTES TO FINANCIAL STATEMENTS

ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BUSINESS ACTIVITY - Thermaire, Inc., dba Thermal Corp (the Company), is a custom manufacturer of air conditioning and related equipment primarily for sale to independent sales representatives located throughout the United States. The Company's business is tied closely to the commercial and industrial construction industry; consequently, the Company's ability to sell products and collect amounts due from customers is affected by economic fluctuations in these industries.

       Starting in January, 1996 and continuing for approximately seven months, the Company manufactured and sold stainless steel electrical enclosures to a special group of acquired customers. This business generated gross margins of approximately $39,000 on sales of $218,000. The business was discontinued in August resulting in a loss of approximately $8,000 which was netted against the gain on sale of fixed assets. These operations have not been reported as discontinued operations in the accompanying Statement of Income (Loss) due to materiality considerations.

      CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers only immediately available demand deposits to be cash equivalents.

      INVENTORY - Inventory consists primarily of raw materials used in manufacturing and is carried at the lower of cost or market value, with cost determined on the first-in, first out method of accounting. Costs related to current jobs in process are valued at actual cost of material and labor expended on the job to date and include a factor for overhead.

      PROPERTY AND EQUIPMENT - Property and equipment is stated at cost, adjusted for accumulated depreciation. Depreciation is calculated using a straight line method with lives of seven years for used equipment and ten years for new equipment. Salvage value is not considered.

      INCOME TAXES - The Company's taxable income (loss) is included in a consolidated tax return filed by an affiliated company (see Note 7). Taxable income for 1996 exceeded book income by approximately $17,000 which represents the difference between book and tax methods of depreciation. A provision has not made on the Company's books to reflect the benefits accruing to the consolidated entity from the reduction of taxable income from operating losses of the Company.

      USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying results. Actual results could differ from these estimates. The Company performs ongoing credit evaluations of its customers and regularly sells on open account with out payment in advance. The Company assesses its credit risk and provides an allowance for doubtful accounts for accounts, if any, which is deemed doubtful for collection.

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                               THERMAIRE, INC.
                               DBA THERMAL CORP
                        NOTES TO FINANCIAL STATEMENTS

PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:
            Machinery and equipment                   $ 276,197
            Fixtures and office equipment                11,451
            Leasehold improvements                        9,332
            Other                                           500
                                                      ---------
                                                        297,480
                   Less accumulated depreciation       (161,741)
                                                      ---------
                                                      $ 135,739
                                                      =========

NOTE PAYABLE SHORT TERM - AFFILIATE:

      The Company is provided working capital by an affiliated company through financing of sales invoices. Under the terms of the agreement, the Company receives 98% of the face amount of selected invoices, of which 85% of the face value of the invoice is received upon acceptance and the remaining 13% upon ultimate collection of the invoice. The advances are collateralized by all accounts receivable, inventory and property and equipment of the Company. As of December 31, 1996, $79,086 is owing under this arrangement.

      The Company has received additional advances from the same affiliate. These advances, totaling $30,000 at December 31, 1996, are unsecured, bear no interest rate and contain no terms of repayment.

SERVICES PROVIDED BY AFFILIATE:

      During 1996, the Company received management services, at no cost, from a affiliated company with an estimated value of $93,000.

ACCOUNTS PAYABLE SHAREHOLDERS:

      Included in payable to shareholders is $59,500 of rent accrued between August 1, 1995 and December 31, 1996. Subsequent to year end, this amount due was forgiven by the shareholders in connection with the acquisition of the land and buildings by the Company (see note 7).

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                               THERMAIRE, INC.
                               DBA THERMAL CORP
                        NOTES TO FINANCIAL STATEMENTS

MAJOR CUSTOMER:

      During 1996, approximately 30% of the Company's sales were made to another corporation located in the Houston market. The stock of this corporation is owned by individuals who are relatives of the shareholders of the Company. These sales were made at gross margins approximating those to other large customers. As of December 31, 1996, approximately $153,000 of open invoices are due from this corporation and all are considered current and collectible by management.

SUBSEQUENT EVENT:

      On August 15, 1995, the Company became a party to a Stock Acquisition Agreement for the contingent sale of all of its issued and outstanding stock. Shares of stock of the acquiring corporation were placed in escrow and the acquiring corporation became responsible for management of the business. In February 1997, the transaction was completed and the Company is now owned 100% by the acquiring corporation. In connection therewith, the Company entered into a loan agreement to purchase the facilities from the prior owners. The purchase price of the property was $500,000, payable $50,000 at closing and 59 monthly installments of four thousand five hundred thirty two and 13/100 dollars ($4,532.13) including interest at 8.88% per annum with a 60th payment due for any remaining balances. The acquiring corporation advanced funds for the down payment and closing costs. The loan is secured by the assets acquired, along with the guarantee of the acquiring corporation.

      On July 1, 1996, Industrial Data Systems, Inc., the parent company of Thermaire, Inc. dba Thermal Corp., entered into a lease agreement with Joe B. Hollingsworth (Lessor) for the Thermal premises situated on 10500 Windfern Rd., Houston, Harris County, Texas. The lease agreement is for a period of eighteen months commencing July 1, 1995 and ending on December 31, 1996 with a fixed monthly rate of $3,500 per month. Total rent expenses for the years ended December 31, 1995 and 1996 was $42,000 and $42,000, respectively.

      Prior to this formal lease agreement, for the months of January through June, 1995, Thermal had a verbal month-to-month lease agreement with Mr. Hollingsworth for the same property at a rate of $3,500 per month, which was paid as agreed.

      The prior owners of the facilities were Mr. Joe Hollingsworth and Mr. William A. Jackson. Mr. Joe Hollingsworth, one of the owners, was a founder of Thermal. There were no affiliations among Industrial Data Systems Corporation and Thermal prior to the date of the Stock Acquisition Agreement nor did the Company have any affiliations with Mr. Joe Hollingsworth or Mr. William A. Jackson prior to the date of the Stock Acquisition Agreement.

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